Governor Wolf Announces Next Step in Port of Philadelphia Development

January 20, 2016

Philadelphia, PA – Governor Tom Wolf today announced the Philadelphia Regional Port Authority (PRPA) has developed a shortlist of potential developers for the Southport Marine Terminal Complex at the Port of Philadelphia. This achievement marks a major milestone in the governor’s strategic plan for sustained management, maintenance, and development of the Port of Philadelphia.

“This announcement represents a vital step in our plan to ensure a timely and responsible development of the Southport Marine Terminal,” Governor Wolf said. “My administration is committed to working with the Philadelphia Regional Port Authority to invest in our infrastructure, bring key jobs to the region, and keep Pennsylvania’s economy competitive on a global scale.”

Governor Wolf said development of the Southport Terminal is one of his main goals for the Port of Philadelphia. The 196-acre riverfront property is owned by PRPA, located immediately west of the Packer Avenue Marine Terminal. It currently remains idle and undeveloped, but the goal is to enable the market-driven development of Southport Terminal in 2017, creating up to 3,700 new jobs.

Last fall, as part of Governor Wolf’s strategic plan, PRPA launched a two-phased process to procure one or more developers to design, build, finance, operate and maintain commercial and industrial facilities at the three sites that comprise the Southport Marine Terminal Complex: the 119-acre Southport Marine Terminal (Site 1); the 75-acre Southport West Terminal (Site 2); and Pier 124 North Berth (Site 3).

The first phase of procurement began in September 2015 with the release of a Request for Qualifications (RFQ). Following an evaluation of the respondents’ conceptual development plans and technical and financial qualifications, PRPA’s Board of Directors unanimously voted to shortlist 4 teams to bid on Site 1 and 5 teams to bid on Site 2.

“Selecting these shortlists marks the latest exciting development in this project, and clearly illustrates the commitment of PRPA’s board, staff, and advisors to get this project done,” said PRPA chairman Jerry Sweeney. “Between this commitment, and the quality of the respondents and their innovative solutions, Southport is no longer a distant project on the horizon. It’s something that’s going to happen soon, to the great benefit of Philadelphia’s working waterfront and our regional economy.”

The shortlisted respondents for the Southport Marine Terminal (Site 1) are:

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CenterPoint Properties Trust

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Liberty Consortium

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Philadelphia Energy Solutions, LLC

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Southport Development Partners

The shortlisted respondents for the Southport West Terminal (Site 2) are:

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CenterPoint Properties Trust

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Liberty Property Trust

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Philadelphia Energy Solutions, LLC

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Southport Development Partners

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USD Group, LLC

The second phase of the procurement, the Request for Proposals (RFP) phase, will occur within the coming weeks. The next steps for the project include stakeholder and industry outreach meetings, preliminary meetings with the shortlisted respondents and release of the RFP, which will include proposal requirements and terms and conditions for project development. The submission of proposals is anticipated in summer 2016, with developer selection to follow thereafter, and construction is anticipated to begin in 2017.

In addition to establishing a timeline for the development of the Southport site, Governor Wolf has previously announced further steps his administration is taking to ensure long-term stability and growth at the Port of Philadelphia.

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Governor Wolf has named seven new board members to the Philadelphia Port Authority, including Chairman Sweeney. He has launched a national search for a new executive director with a proven track record of successful port development.

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Governor Wolf is creating an advisory committee of stakeholders to provide input on the future of the port. It will include stakeholders from industry, labor, local and state government to drive a unified vision for the port.

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Governor Wolf is leading the strategic development of the port. He has directed PennDOT to conduct a study to determine the best use/economic feasibility of the port:
The commonwealth has a proven track record of investments at the Port of Philadelphia, including $25 million per year on maintenance alone. Since 2010, Pennsylvania has delegated a total of over $300 million to the Port.

The Port of Philadelphia has sustained substantial growth over the past five years with container cargo leading the way. Also the Port is strong in non-containerized cargoes, such as fruits, vegetables, cocoa beans, forest products and aggregates. It has considerable refrigerated and freezer warehousing space as close as 90 feet from the dock, allowing for handling of temperature-sensitive cargoes.

For more information on PRPA and the Southport Project, please visit: http://www.philaport.com/SouthportRFQ.html

The Philadelphia Regional Port Authority (PRPA) is an independent agency of the Commonwealth of Pennsylvania charged with the management, maintenance, marketing, and promotion of publicly-owned port facilities along the Delaware River in Philadelphia, as well as strategic planning throughout the port district. PRPA works with its terminal operators to modernize, expand, and improve it facilities, and to market those facilities to prospective port users. Port cargoes and the activities they generate are responsible for thousands of direct and indirect jobs in the Philadelphia area and throughout Pennsylvania.

For additional information on the governor’s announcement today, see this news release:
https://www.governor.pa.gov/governor-wolf-announces-next-step-in-port-of-philadelphia-development/

MEDIA CONTACTS (Governor's Office): Jeff Sheridan, 717.783.1116

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Stack Issues Statement on Step Forward for Port of Philadelphia Strategic Plan

January 21, 2016

Harrisburg, PA – Lt. Governor Mike Stack issued the following statement regarding Governor Tom Wolf’s announcement today that the Philadelphia Regional Port Authority now has a shortlist of developers for the Southport Marine Terminal Complex at the Port of Philadelphia.

“There was more positive momentum for Port of Philadelphia today as Gov. Wolf announced that the Philadelphia Regional Port Authority (PRPA) now has a shortlist of potential developers for the Southport Marine Terminal Complex.  Gov. Wolf and I see this as a big step forward for our strategic plan for the port, to create jobs and expand the Pennsylvania economy. “

Last fall, Stack joined the governor in Philadelphia as he announced the plan for the port, with Southport development being a key piece.

For additional information on the governor’s announcement today, see this news release:
https://www.governor.pa.gov/governor-wolf-announces-next-step-in-port-of-philadelphia-development/

MEDIA CONTACT (Governor's Office): Gary Tuma – 717-787-3300, gtuma@pa.gov

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